Exhibit 10(b)

Amendments to Wachovia Corporation Savings Restoration Plan (“SRP”)

[Effective August 1, 2016]

1.	Section 2.1(f) of the SRP is deleted in its entirety and all references to the term “Committee” in the SRP shall be replaced with the term “Plan Administrator.”

2.	Section 2.1(g) of the SRP is amended to read in full as follows:

g.	“Company” shall mean Wells Fargo & Company. Prior to January 1, 2009, “Company” meant “Wachovia Corporation.”

3.	Section 2.1(k) of the SRP is amended by adding the words “or CD Option” at the end of the last sentence.

4.	Section 2.1(p) of the SRP is amended to read in full as follows:

p.	“Employer” means the Company and any Affiliated Company. Prior to January 1, 2009, “Employer” meant Wachovia Corporation and any of its Affiliated Companies.

5.	Section 2.1(q) of the SRP is amended to read in full as follows:

q.
“Investment Indexes” mean of or more mutual funds, investment return benchmarks, interest rate indexes or common trust funds designated as available under the Plan by the Company’s Employee Benefit Review Committee from time to time, unless and until the Plan Administrator appoints a different individual or committee to select all or some of the Investment Indexes.

6.	Section 2.1(r) of the SRP is deleted in its entirety.

7.	Section 2.1(hh) of the SRP is deleted in its entirety.

8.	Section 2.1 of the SRP is amended by the additions of new subsections (ii) and (jj) to read in full as follows:

ai.	“CD Option” means an earnings option based on a certificate of deposit in such denomination and for such duration as is determined from time to time by the Plan Administrator.

aj.
“Plan Administrator” means the Director of Human Resources or the Director of Compensation and Benefits of the Company. Each of those officers, acting individually, can take action as the Plan Administrator.

9.	Each subsection under Section 5.1 is amended by adding the words “and CD Option” immediately after the words “Investment Indexes.”

10.	Section 8.1 of the SRP is amended to read in full as follows:

8.1 Administration. The Plan Administrator or its delegate shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Plan Administrator’s powers and duties shall include, but shall not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) discretionary authority to interpret the terms of the Plan; (c) authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan; (d) authority to engage such legal, accounting and other professional services as it may deem necessary; (e) authority to adopt rules and procedures for implementing the Plan; (f) discretionary authority to determine Participants’ eligibility for benefits under the Plan; and (g) to resolve all issues of fact and law in connection with such determinations. The decision of the Plan Administrator on any matter affecting the Plan or the rights and obligations arising under the Plan shall be final and binding upon all persons.

11.	Section 10.3 of the SRP is amended to read in full as follows:

10.3 Amendment or Termination. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time amend this Plan in any manner. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time suspend or terminate this Plan subject to the requirements of Code section 409A regarding plan terminations including the timing of distributions in the event of plan termination. Except for any modifications or amendments as may be otherwise required as a result of changes to the tax laws, ERISA and the regulations applicable to the Plan or to comply with Code section 409A, no such plan amendment or plan termination shall adversely affect the benefits accrued immediately prior to the effective date of such amendment or termination.

Except as herein expressly amended, all the terms and provisions of the SRP shall continue in full force and effect.